HUNTON & WILLIAMS LLP 1445 ROSS AVENUE SUITE 3700 DALLAS, TEXAS 75202 Tel 214 · 468 · 3300 Fax 214 · 468 · 3599
June 11, 2007

Board of Directors
First Metroplex Capital, Inc.
16000 Dallas Parkway, Suite 125
Dallas, Texas 75248

Re:	Post-Effective Amendment No. 2 to Form SB-2 on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to First Metroplex Capital, Inc., a Texas corporation (the “Company”), in connection with the Company’s Post-Effective Amendment No. 2 to Form SB-2 on Form S-3, as amended (the “Post-Effective Amendment”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

The Post-Effective Amendment covers the registration of 431,362 shares of common stock, $0.01 par value (the “Common Stock”), issuable upon the exercise of 334,612 outstanding shareholder warrants and 96,750 outstanding organizer warrants (collectively, the “Warrants”).

In connection with this opinion, we have examined originals or copies of the following documents (the “Transaction Documents”):

(a) the Post-Effective Amendment;

(b)  the Articles of Incorporation of the Company, as certified by the Texas Secretary of State on June 5, 2007 and by the Secretary of the Company on the date hereof;

(c) the Bylaws of the Company, as certified by the Secretary of the Company on the date hereof;

(d) the form of Organizers Warrant Agreement;

(e) the form of Shareholders Warrant Agreement (the documents identified in (d) and (e) are referred to, collectively, as the “Warrant Agreements”);

(f) the form of Organizers Warrant Certificate;

First Metroplex Capital, Inc.
June 11, 2007

(g) the form of Shareholders Warrant Certificate (the documents identified in (f) and (g) are referred to, collectively, as the “Warrant Certificates”);

(h) unanimous written consents of the board of directors of the Company dated as of December 10, 2003 and October 20, 2004, authorizing the issuance of the Common Stock, as certified by the Secretary of the Company;

(i) a Certificate of Existence for the Company from the Secretary of State of the State of Texas and a Certificate of Account Status for the Company from the Texas Comptroller of Public Accounts, each dated as of June 5, 2007; and

(j) a certificate executed by the Secretary of the Company on the date hereof.

This opinion is based entirely on our review of the documents listed in the preceding paragraph, and we have made no other documentary review or investigation of any kind whatsoever for purposes of this opinion. In our examination, we have assumed (i) the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies or forms, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document; and (ii) that certain executed Warrant Agreements exist and are legal and binding obligations of the Company and the respective warrantholders.

Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purpose of this opinion. This opinion is limited solely to the laws of the State of Texas and the federal laws of the United States.

Based upon and subject to the foregoing, we are of the opinion that:

(i) the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas; and

(ii) the Common Stock, when issued and paid for upon exercise of the Warrants, as contemplated by the executed Warrant Agreements and evidenced by the Warrant Certificates issued pursuant to said Warrant Agreements, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Post-Effective Amendment and the reference to this firm under the heading “Legal Matters” therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

First Metroplex Capital, Inc.
June 11, 2007

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Respectfully yours,

HUNTON & WILLIAMS LLP

10969/04864